MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Empire Post Media, Inc.

We consent to the use of our report dated June 22, 2018 and subsequently September 16, 2018 for the restatement with respect to the restated financial statements of Empire Post Media, Inc. as of November 30, 2017 and 2016 and the related restated statements of operations, shareholders’ deficit and cash flows for the periods then ended. We also consent to the reference to our firm under the caption “Experts” in the Form 10/A.

Michael Gillespie & Associates, PLLC

Seattle, Washington

September 19, 2018

/S/ Michael Gillespie & Associates, PLLC